Exhibit 99.2

Spero Therapeutics Announces $105 Million Non-Recourse Non-Dilutive Financing Backed by

a Portion of Utebzi Milestones & Royalties

•	Financing supports Phase 2 development of SP001, Spero’s first immunology drug candidate, in-licensed from Innovent Biologics

•	Transaction unlocks immediate value from future Utebzi (tebipenem pivoxil) milestones and royalties, and positions Spero to participate in potential long-term commercial upside

•	Spero updates its cash runway guidance into the second half of 2029

CAMBRIDGE, Mass., July 14, 2026 – Spero Therapeutics, Inc. (Nasdaq: SPRO), a clinical-stage biopharmaceutical company focused on advancing next-generation medicines in immunology and inflammation, today announced a $105 million non-recourse non-dilutive royalty financing transaction with affiliates of Healthcare Royalty, a business of KKR (HCRx). Under the agreement, HCRx will receive a portion of future milestone and royalty payments associated with sales of Utebzi™ (tebipenem pivoxil). The proceeds will primarily be used to support advancement of Spero’s lead immunology drug candidate, SP001, a Phase 2-ready, Fc-silent, third-generation anti-CD40L monoclonal antibody with potential for development across a range of immune-mediated diseases.

“Over the past year, in collaboration with GSK, we successfully advanced Utebzi through FDA approval, while executing on our strategy to strengthen Spero and position the Company for its next phase of growth. This transaction further strengthens our balance sheet and provides non-dilutive capital as we embark on an immunology-focused strategy,” said Esther Rajavelu, President and Chief Executive Officer of Spero Therapeutics. “By unlocking immediate value from a portion of future Utebzi milestone and royalty streams, we are well positioned to execute on the clinical development for SP001 and continue building a differentiated pipeline for patients with immune-mediated diseases.”

The financing was completed concurrently with the execution of an exclusive license agreement with Innovent Biologics for the SP001 asset and follows last month’s U.S. approval of Spero Therapeutics-developed Utebzi for complicated urinary tract infections. Spero Therapeutics has granted GSK an exclusive license to develop and commercialize Utebzi in all territories, except certain territories in Asia, where Meiji holds development and commercialization rights. Following the transaction, Spero updates its cash runway guidance into the second half of 2029.

“We are pleased to partner with Spero on this acquisition of certain Utebzi milestones and royalties. As the first approved oral carbapenem therapy, Utebzi represents a meaningful innovation and value proposition for patients, physicians and payers,” said Clarke Futch, Chairman and CEO of HealthCare Royalty.

Terms of the Agreement

Under the terms of the agreements, HCRx will provide Spero with a $105 million payment at closing, net of original issue discount and applicable fees, in exchange for rights to anticipated payments from sales of Utebzi owing from GSK. HCRx will receive quarterly principal and interest payments, derived solely from the GSK payments due to Spero, until the loan balance is repaid. Following repayment, Spero will retain 35% of subsequent GSK payments related to sales of Utebzi, preserving potential long-term upside from the asset.

J. Wood Capital Advisors acted as Spero’s exclusive financial adviser and WilmerHale acted as legal advisor to Spero on the financing transaction. Sidley Austin LLP acted as legal advisor to HCRx.

About SP001

SP001 is a third-generation, fully humanized, Fc-silent IgG1 monoclonal antibody targeting CD40L, an upstream immune activation signal involved in T-cell, B-cell, antigen-presenting cell, and platelet biology. By blocking CD40L, SP001 has the potential to provide a targeted non-B-cell-depleting treatment across multiple immune-mediated diseases where immune-cell interactions drive chronic inflammation, relapse, and tissue damage. SP001 is designed to address platelet activation concerns associated with earlier anti-CD40L antibodies, while preserving key monoclonal antibody properties, including FcRn interaction that supports IgG-like half-life.

About HealthCare Royalty

HealthCare Royalty (“HCRx”) is a leading royalty acquisition company founded in 2006 that is majority owned by KKR & Co. Inc. (NYSE: KKR). Over two decades, the HCRx team has developed a strong track record of investing in commercial-stage and near-commercial-stage biopharmaceutical assets, committing $7+ billion in over 110 biopharmaceutical products. With offices in New York, Stamford, San Francisco, Boston, London and Miami, HCRx continues to advance biopharmaceutical innovation by providing innovative capital solutions to counterparties. For more information, visit https://www.hcrx.com. HEALTHCARE ROYALTY®, HEALTHCARE ROYALTY PARTNERS® and HCRx® are registered trademarks of HealthCare Royalty Management, LLC.

About Spero Therapeutics

Spero Therapeutics is a clinical-stage biopharmaceutical company focused on advancing next-generation medicines in immunology and inflammation for patients with serious diseases and major treatment gaps. The company’s lead program, SP001, is a third-generation, Fc-silent anti-CD40L monoclonal antibody being advanced first in IgG4-related disease, with a broad potential for additional immune-related conditions. For more information, visit www.sperotx.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, statements relating to the anticipated benefits of the non-dilutive royalty-backed transaction, including the anticipated use of proceeds; Spero’s expectations regarding its ability to advance SP001 into clinical development and the potential benefits thereof; anticipated cash runway, and future milestones; and the potential benefits of Spero’s agreement with Innovent. Forward-looking statements are based on

Spero’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to the completion and integration of the Innovent transaction; Spero’s ability to successfully develop SP001; the timing and outcome of clinical trials and regulatory interactions; the ability to obtain and maintain regulatory approvals; potential safety, efficacy, manufacturing, supply, intellectual property, financing, competitive, and market risks; and other risks described in Spero’s filings with the Securities and Exchange Commission. Spero undertakes no obligation to update any forward-looking statements, except as required by law.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com